Exhibit 16.1

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

May 4, 2011

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

 I am the former independent registered public accounting firm for Medical Billing Assistance, Inc., a Colorado corporation (the “Company”). I have read the Company’s disclosure set forth in Item 4.01 Change in Registrant’s Certifying Accountant of the Company’s Form 8-K dated on or about May 5, 2011 (the “8-K”) and am in agreement with the disclosure in the 8-K, in so far as it pertains to my firm.

Very truly yours,

/s/ Ronald R. Chadwick, P.C.
Ronald R. Chadwick, P.C.
Certified Public Accountant